As filed with the Securities and Exchange Commission on February 3, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Veritone, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1161641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2420 17th St., Office 3002

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Veritone, Inc. 2017 Stock Incentive Plan

Veritone, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Chad Steelberg

Chief Executive Officer

Veritone, Inc.

2420 17th St., Office 3002

Denver, Colorado 80202

(888) 507-1737

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael Zemetra Chief Financial Officer Veritone, Inc. 2420 17th St., Office 3002 Denver, Colorado 80202 (888) 507-1737	Michael A. Hedge K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, California 92614 (949) 253-0900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued pursuant to the Veritone, Inc. 2017 Stock Incentive Plan	750,000(2)	$13.74(3)	$10,305,000(3)	$955.28
Common Stock, $0.001 par value, to be issued pursuant to the Veritone, Inc. Employee Stock Purchase Plan	250,000(4)	$11.68(5)	$2,920,000(5)	$270.69
Total	1,000,000	—	$13,225,000	$1,225.97

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Veritone, Inc. (the “Registrant”).

(2)

Represents additional shares of the Registrant’s common stock reserved for future issuance under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”) as a result of the automatic increase in shares reserved thereunder on January 3, 2022 pursuant to the terms of the 2017 Plan.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.74 per share, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on January 28, 2022.

(4)

Represents additional shares of the Registrant’s common stock reserved for future issuance under the Registrant’s Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 3, 2022 pursuant to the terms of the ESPP.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.74 per share, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on January 28, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Pursuant to General Instruction E of Form S-8, Veritone, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) an additional 750,000 shares of common stock under the Registrant’s 2017 Stock Incentive Plan (the “2017 Plan”), and (ii) an additional 250,000 shares of Common Stock under the Registrant’s Employee Stock Purchase Plan (the “ESPP”, and collectively with the 2017 Plan, the “Plans”), pursuant to the provisions of the Plans that provide for annual automatic increases in the number of shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance thereunder. These additional 1,000,000 shares of Common Stock are of the same class as other securities relating to the Plans for which the Registrant’s Registration Statement on Form S-8 (File No. 333-217990) filed with the Commission on May 12, 2017, Registration Statement on Form S-8 (File No. 333-227477) filed with the Commission on September 21, 2018, Registration Statement on Form S-8 (File No. 333-237114) filed with the Commission on March 12, 2020, and Registration Statement on Form S-8 (File No. 333-253961) filed with the Commission on March 5, 2021 (collectively, the “Previous Registration Statements”), were filed. The information contained in the Previous Registration Statements is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent otherwise updated or modified by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2020, filed with the Commission on March 5, 2021 and April 30, 2021, respectively;

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September  30, 2021, filed with the Commission on May  6, 2021, August  5, 2021 and November 15, 2021, respectively;

(c)

the Registrant’s Definitive Proxy Statement with respect to the 2021 Annual Meeting of Stockholders held on June 24, 2021, filed with the Commission on May  15, 2021, (but only to the extent incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020);

(d)

the Registrant’s Current Reports on Form 8-K filed with the Commission on January  6, 2021, March  1, 2021, April  26, 2021, June  28, 2021, July  26, 2021, September 17, 2021 (as amended by Form 8-K/A, filed with the Commission on November 15, 2021 and as further amended by Form 8 K/A filed with the Commission on November  17, 2021) and November 22, 2021; and

(e)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on F orm 8-A (File No. 001-38093) filed with the Commission on May 11, 2017, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides for the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws, each as presently in effect, provides that the Registrant will indemnify its directors and officers to the fullest extent permitted under Delaware law, which prohibits the Registrant’s third amended and restated certificate of incorporation from limiting the liability of the Registrant’s directors for the following: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

The Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws also provide that the Registrant shall indemnify its employees and agents to the fullest extent permitted by law. The Registrant’s amended and restated bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Registrant has obtained directors’ and officers’ liability insurance.

The Registrant has entered into separate indemnification agreements with it directors and executive officers, in addition to indemnification provided for in the Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at the Registrant’s request. The Registrant believes that these provisions in its third amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of the Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to this Registration Statement.

The limitation of liability and indemnification provisions in the Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of the Registrant’s directors or officers as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description	Where Located
4.1	Third Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2017

4.2	Amended and Restated Bylaws of the Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2017

4.3	Specimen certificate evidencing shares of common stock of the Registrant	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 216726) filed with the Commission on April 28, 2017

4.4	Investor Rights Agreement dated July 15, 2014 among the Registrant and certain of its stockholders, together with Amendment No. 1 thereto	Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-216726) filed with the Commission on March 15, 2017

5.1	Opinion of K&L Gates LLP	Filed herewith

23.1	Consent of Grant Thornton LLP, an independent registered public accounting firm	Filed herewith

23.2	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm	Filed herewith

23.3	Consent of K&L Gates LLP (included as part of Exhibit 5.1)	Filed herewith

24.1	Power of Attorney (included on signature page to this Registration Statement)	Filed herewith

99.1	Veritone, Inc. 2017 Stock Incentive Plan (the “2017 Plan”)	Incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 216726) filed with the Commission on April 28, 2017

99.2	Form of Restricted Stock Unit Issuance Agreement – Non-employee Directors under the 2017 Plan	Incorporated by reference to Exhibit 99.5 to the Registrant’s Form S-8 (File No. 333-217990) filed with the Commission on May 12, 2017

99.3	Form of Notice of Grant of Stock Option and Form of Stock Option Agreement under the 2017 Plan	Incorporated by reference to Exhibit 99.6 to the Registrant’s Form S-8 (File No. 333-217990) filed with the Commission on May 12, 2017

99.4	Form of Change in Control (CIC) Addendum to Stock Option Agreement for use in connection with grants of stock options to certain executive officers under 2017 Plan	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 8, 2018

99.5	Form of Notice of Grant of Stock Option and Stock Option Agreement for use in connection with the grant of stock options with performance-based vesting conditions under the 2017 Plan	Incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 18, 2019

Exhibit No.	Description	Where Located

99.6	Form of Restricted Stock Unit Agreement under 2017 Plan	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 8, 2018

99.7	Form of Restricted Stock Unit Agreement for use in connection with the award of restricted stock units to executive officers under the 2017 Plan	Incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 18, 2019

99.8	Veritone, Inc. Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 216726) filed with the Commission on April 28, 2017

107	Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 3rd day of February 2022.

VERITONE, INC.

By:	/s/ Chad Steelberg
Chad Steelberg Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Chad Steelberg and Michael L. Zemetra as his or her true and lawful attorneys-in-fact and agents, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Chad Steelberg	Chief Executive Officer and Chairman of the Board	February 3, 2022
Chad Steelberg	(Principal Executive Officer)

/s/ Michael L. Zemetra	Executive Vice President, Chief Financial Officer and Treasurer	February 3, 2022
Michael L. Zemetra	(Principal Financial and Accounting Officer)

/s/ Ryan Steelberg	President and Director	February 3, 2022
Ryan Steelberg

/s/ Jeff P. Gehl	Director	February 3, 2022
Jeff P. Gehl

/s/ G. Louis Graziadio, III	Director	February 3, 2022
G. Louis Graziadio, III

/s/ Knute P. Kurtz	Director	February 3, 2022
Knute P. Kurtz

/s/ Nayaki R. Nayyar	Director	February 3, 2022
Nayaki R. Nayyar

/s/ Richard H. Taketa	Director	February 3, 2022
Richard H. Taketa